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                                                                     EXHIBIT 3.1



                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   SAGE, INC.


        SAGE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        1. The name of the corporation is Sage, Inc. (hereinafter the "Corporation").

        2. The Corporation was originally incorporated in the State of Delaware on September 22 , 1998 under the name Sage-Delaware, Inc. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on May 10, 1999 and filed a Certificate of Amendment on June 18, 1999 and on September 15, 1999.

        3. That Article III, Section (A) of the Corporation's Restated Certificate of Incorporation is hereby amended to read in full as follows:

           The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock" and "Common Stock", and each class shall have a par value of $0.01 per share. The total number of shares which the corporation is authorized to issue is sixty million (60,000,000) shares. The total number of shares of Common Stock authorized is fifty million (50,000,000) shares. The total number of shares of Preferred Stock authorized is ten million (10,000,000) shares. Upon filing of this amendment of this article, each outstanding share of Common Stock, of par value of $.01 each, is hereby split up and converted into 0.333333 shares of Common Stock, of par value of $.01 each. Each share of Preferred Stock, of par value of $.01 each, outstanding as of October 22, 1999, is hereby split up and converted into 0.333333 shares of Preferred Stock, of par value of $.01 each. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected by the preceding sentence, the Corporation shall pay any shareholder that would otherwise receive a fractional share cash equal to the fair value of such fraction.

        4. That Article IV(C)(ii) of the Corporation's Restated Certificate of Incorporation is hereby amended to read in full as follows:

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           The closing of a firm commitment underwritten public offering of shares of the Common Stock solely for cash pursuant to an effective registration statement filed with the Securities and Exchange Commission (other than in a registration effected solely to implement any employee benefit plan) with aggregate gross proceeds to the Corporation of at least $7,500,000 and with a per share public offering price of at least $2.00 (subject to adjustment for stock splits, etc.); or

        5. That Article XII of the Corporation's Restated Certificate of Incorporation is hereby amended to read in full as follows:

           The Corporation shall indemnify, to the fullest extent permitted by
           Section 145 of the General Corporation Law of Delaware, as amended from time to time, all officers and directors of the Corporation whom it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. The Corporation may indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, any or all employees or agents of the Corporation whom it may indemnify pursuant thereto. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

        6. That the following is hereby inserted as Article XIII of the Corporation's Restated Certificate of Incorporation:

           The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware. The affirmative vote of 80% of the total number of the then outstanding shares of capital stock of the Corporation is required to modify the anti-takeover protective provisions pursuant to Section 203 of the General Corporation Law of the State of Delaware.

        7. That the following is hereby inserted as Article XIX of the Corporation's Restated Certificate of Incorporation:

           Notwithstanding anything in this Certificate of Incorporation to the contrary, any action required or permitted to be taken by a vote of the stockholders of the Corporation may not be taken by written consent.

                                    * * * * *

        8. The amendment set forth above was duly adopted in accordance with the



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provisions of Sections 242 and 228 of the General Corporation Law of the State
of Delaware.



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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Restated Certificate of Incorporation to be signed as of this __ day of _____2000.

                                            /s/   Chandrashekar M. Reddy
                                            ------------------------------------
                                            Chandrashekar M. Reddy, President




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